Exhibit 10.19

May 5, 2008

Robert Schlossman

[***]

Dear Robert:

We are pleased to offer you a position with Extreme Networks (the “Company”) as Senior Vice President, General Counsel, reporting to Mark Canepa, Chief Executive Officer. Should you decide to join us, you will receive a semi-monthly salary of $11,250.00 (which would equal $270,000 on an annualized basis), less applicable taxes and withholdings, in accordance with the Company’s normal payroll procedures.

As a Senior Vice President, you will be eligible to participate in the FY08 Executive Bonus Plan (EIP) with an annual target of 40% of your annual base salary. This annual target amount will be pro-rated by your amount of time as a regular employee in your first fiscal year of participation in the plan (FY2008). The pro-rata EIP target bonus will be paid if you and the Company meet established performance objectives tied to Revenue, Operating Profit performance and attainment of key strategic goals. Details of the fiscal year 2008 Executive Incentive Program will be provided to you after you begin your employment with the Company. The Company retains the right to change or amend the EIP at any time.

As a Company employee, you are also eligible to receive certain employee benefits including stock options. Subject to the approval of the Board of Directors or the Compensation Committee, we are pleased to offer you a one-time option to acquire 250,000 (Two hundred fifty thousand) shares of Common Stock. Generally, grants are reviewed for approval once a quarter, and are awarded at an exercise price equal to the closing price of the Company’s Common Stock on the second business day after we publicly announce our financial results for the quarter. One-fourth (1/4) of these shares will vest one year from your first date of employment, provided that you are still employed by the Company at that time. The remaining shares will vest monthly over the following three years, at a rate of 1/48th of the entire option each month, so long as your employment with the Company continues. All vesting and rights to exercise under any Options offered hereunder will be subject to your continued employment with the Company at the time of vesting. Your equity awards are also subject to the terms of our Executive Change in Control Severance Plan.

The Company also has a policy of providing a Change in Control Severance Plan for its executive officers in the event of an acquisition of the Company. Those provisions will be set forth in your Executive Change in Control Severance Agreement and will be the same as those currently in effect for the other executive officers of the company. A copy of the Plan document has been enclosed for your information.

If you choose to accept this offer, your employment with the Company will be voluntarily entered into and will be for no specified period. As a result, you will be free to resign at any time, for any reason or for no reason, as you deem appropriate. The Company will have a similar right and may conclude its employment relationship with you at any time, with or without cause. This letter, along with any agreements relating to proprietary rights between you and the Company, set forth the terms of your employment with the Company and supersede any prior representations or agreements, whether written or oral. This letter may not be modified or amended except by a written agreement, signed by the Company and by you.

In the event of any dispute or claim relating to or arising out of this agreement, our employment relationship, or the termination of our employment relationship (including, but not limited to, any claims of wrongful termination or age, gender, disability, race or other discrimination or harassment), you and the Company agree that all such disputes shall be fully, finally and exclusively resolved by binding arbitration conducted by the American Arbitration Association in Santa Clara County, and we waive our rights to have such disputes tried by a court or jury. However, we agree that this arbitration provision shall not apply to any disputes or claims relating to or arising out of the misuse or misappropriation of the Company’s trade secrets or proprietary information.

This offer is contingent upon the successful completion of our background investigation, your signing the enclosed Employee Inventions and Proprietary Rights Assignment Agreement, and upon your ability to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Please bring this documentation, such as a passport or driver’s license and an original social security card, to your Employee Orientation. Such documentation must be provided to us within three (3) business days of your date of hire, or our employment relationship with you may be terminated.

NOTE: This offer is also contingent upon satisfactory completion of a background investigation. This background investigation will consist of the verification of prior employment, social security number confirmation, education (if resume or application states that a degree was completed); DMV check and a criminal background investigation. If the results of the background investigation are not satisfactory, or it is found that you falsified or did not disclose relevant information on your application, the Company reserves the right to withdraw this offer or terminate your employment.

To indicate your acceptance of the Company’s offer, please sign and date this letter in the space provided below and return to [***] in our HR Department at Extreme Networks at 3585 Monroe Street, Santa Clara, CA 95051. A duplicate original is in enclosed for your records. This offer of employment, if not accepted, will expire in 3 (three) business days. Based on our discussions, it is anticipated that you will begin employment no later than May 19, 2008.

All new employees receive a benefits package from [***]. If you have any benefit related questions, please contact [***] at [***].

Robert, we look forward to welcoming you to Extreme Networks and we believe you will make an important contribution to the company, in what should be a rich and rewarding experience. If you have any questions, please feel free to contact [***] at [***].

Sincerely,

/s/ Mark Canepa
EXTREME NETWORKS INC. Mark Canepa Chief Executive Officer

I agree and accept employment with Extreme Networks, Inc. on the terms set forth in this agreement.

/s/ Robert Schlossman	May 9, 2008
Robert Schlossman	Date

My start date will be May 19, 2008

[***Each item denoted with three asterisks in this document is immaterial contact information that has been redacted for purposes of personal privacy.]